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                                                               EXHIBIT 99-B.8.66

November 13, 2000

Julie E. Rockmore
Aetna Life Insurance and Annuity Company
151 Farmington Avenue
Hartford, CT 06156-3124

RE:  AMENDMENT TO EXHIBIT B (NSCC VERSION) OF MASTER SHAREHOLDER
     SERVICES AGREEMENT FOR THE FRANKLIN TEMPLETON FUNDS
     ---------------------------------------------------

     This letter hereby amends the Master Shareholder Services Agreement dated August 28, 2000 with Aetna Life Insurance Annuity Company for the Franklin Templeton Funds by replacing Exhibit B with the attached Exhibit B.

     Please acknowledge your agreement to the foregoing amendment by signing where indicated below.


                               FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


                               By:  /s/ Gregory E. Johnson
                                   ---------------------------------------------
                                    Gregory E. Johnson, Chairman of the Board


                               FRANKLIN/TEMPLETON INVESTOR SERVICES, INC.


                               By:  /s/ Basil K. Fox, Jr.
                                   ---------------------------------------------
                                    Basil K. Fox, Jr., President

Accepted and agreed to:

AETNA IFE INSURANCE AND ANNUITY COMPANY

By:     /s/ Laurie M. Tillinghast
       -------------------------------

Name:   Laurie M. Tillinghast
       -------------------------------

Title:  Vice President
       -------------------------------

Date:   November 21, 2000
       -------------------------------

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                                    EXHIBIT B

              PROVISIONS RELATING TO AGENCY SERVICES (NSCC VERSION)

     A. You, or your agent or designee, agree, in connection with establishing an account or accounts for Benefit Plans or for the separate accounts which fund the group annuity contracts, to complete an Account Application for each registration, if requested by Franklin Templeton.

     B. You represent that you or your agent or designee are members of the National Securities Clearing Corporation ("NSCC") and you agree that the terms and conditions of NSCC membership shall be incorporated herein and the parties hereto shall act according to their duties as NSCC members and the procedures established by the NSCC, specifically with respect to the transmission and acceptance of electronic instructions for the purchase and redemption of Fund shares through the NSCC's Defined Contribution Clearance and Settlement ("DCC&S") System.

     C. We will furnish or cause to be furnished to you, for each Fund (1) confirmed net asset value information as of the close of trading (currently 4:00 p.m. Eastern time, 1:00 p.m. Pacific time) on the New York Stock Exchange (the "Close of Trading") on each business day that the New York Stock Exchange is open for business (each a "Business Day") or at such other time as the net asset value of a Fund is calculated, as disclosed in the relevant then current prospectus(es), in a format which includes the Fund's name and the change from the last calculated net asset value, (2) dividend and capital gains information as it arises, and (3) in the case of fixed income funds, the daily accrual or the distribution rate factor. We shall use our best efforts to provide such information to you via the NSCC's Networking or Mutual Fund Profile system by 6:30 p.m. Eastern time, 3:30 p.m. Pacific time.

     D.   You, as agent for the Franklin Templeton Funds shall for each Fund
Account: (1) receive from the Benefit Plans for acceptance before the Close of Trading on each Business Day: (a) orders for the purchase of shares of any Fund,
(b) exchange orders, and (c) redemption requests and redemption directions with respect to shares of any Fund held by the Benefit Plans ("Instructions"); (2) transmit to the NSCC net purchase and/or net redemption Instructions to be received by us no later than 6:00 a.m. Eastern time, 3:00 a.m. Pacific time on the next Business Day; and (3) upon acceptance of any such Instructions, communicate such acceptance to the applicable Benefit Plans (a "Confirmation"). All Instructions shall include the fund/broker account number assigned to your account(s). The Business Day on which such Instructions are received in proper form by you and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed, provided such Instructions are transmitted to us within the time set forth above. Instructions received in proper form by you and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next Business Day. You warrant that all orders, Instructions and Confirmations received by you which will be transmitted to us for processing on a Business Day will have been received and time stamped prior to the Close of Trading on that Business Day. Instructions received after the 6 a.m. time set forth above shall be processed on the next Business Day. If specifically agreed to by us in writing, you may have the option of communicating Instructions to us by means other than DCC&S but such option will only be applicable to such Fund Accounts and for such periods as is specifically agreed to in advance.

                                       B-1
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     E.   In the event that NSCC systems are not functioning on a given Business
Day, you shall transmit Instructions to us via facsimile within one hour of the time set forth above. However, this paragraph E will not be applicable to Instructions which have already been entered into DCC&S but not received by us. You must call the existence of any such Instructions to our attention and we will use commercially reasonable efforts to process those Instructions in a mutually satisfactory manner.

     F. Net purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures. In the event that NSCC systems are not functioning on a given Business Day (1) for net purchase Instructions, you shall wire payment, or arrange for payment to be wired by your designated bank, in immediately available funds, to a Fund custodial account or accounts designated by us; and (2) for net redemption Instructions, we shall wire payment, or arrange for payment to be wired, in immediately available funds, to an account designated by you in the Application described in paragraph A above. Such wires must be received no later than the close of the Federal Bank on the Business Day such Instructions are received by us in accordance with Paragraph D above.

     G. Nothing herein shall prevent a Fund from delaying or suspending the right of redemption in accordance with the provisions of the Investment Company Act of 1940, as amended, and the rules thereunder.

     H. You shall be solely responsible for the accuracy of any Instruction transmitted to us via NSCC systems or otherwise and the transmission of such Instruction shall constitute your representation to us that the Instruction is accurate, complete and duly authorized by the Benefit Plan participant whose Fund shares are the subject of the Instruction. You shall assume responsibility for any loss to us or to a Fund caused by a cancellation or correction made subsequent to the date as of which an order or Instruction has been placed, and you will immediately pay such loss to us or such Fund upon notification. You agree to indemnify and hold us harmless with respect to any such losses including losses resulting from Instructions involving investments in incorrect Funds. We shall indemnify and hold you harmless from the effective date of this Agreement against any amount you are required to pay to Benefit Plans or Benefit Plan participants due to (1) the Fund's incorrect calculation of the daily net asset value, dividend rate, or capital gains distribution rate; or, (2) incorrect reporting of the daily net asset value, dividend rate, or capital gain distribution rate. 'Any gain or overpayment to you, or the Benefit Plan or Benefit Plan participants, attributable to the incorrect calculation or reporting of the daily net asset value to the extent such gains or overpayments are able to be returned to the Fund by adjusting the number of Fund shares held in Benefit Plan participant accounts, shall be returned to the Fund promptly upon notification of such incorrect calculation or reporting. You will submit an invoice to us for any such amounts paid by you as a result of the foregoing, which shall be payable by us within sixty (60) days of receipt. In the event that a Benefit Plan participant has redeemed all of his or her shares from a mispriced Fund, you agree to make a reasonable effort to recover from the Benefit Plans or Benefit Plan participants any material overpayments from the Benefit Plan participants; however, when recovery of an overpayment from such participant will cause you to incur significant administrative expenses, such as personnel and mailing expenses, you will not be required to pursue such overpayment unless we agree to reimburse you for such related administrative expenses, which shall be quantified in advance and shall not exceed $150.00 per Benefit Plan participant.

                                       B-2
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     I.   Each party shall notify the other of any errors or omissions in any information including the net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. You agree to maintain reasonable Errors and Omissions insurance coverage commensurate with your responsibilities under this Agreement.

                                       B-3